UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2011

Landmark Energy Enterprise, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-147685	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1404 E Joppa Road Towson, MD 21286
(Address of Principal Executive Office) (Zip Code)

Phone: 410-296-2467
Facsimile: 410-296-2467
 (Registrant’s telephone and Facsimile number, including area code)

N/A
 (Former name or former address, if changed since last report)

Copies of Communications to:
Bernard & Yam, LLP
Attn: Bin Zhou, Esq.
401 Broadway Suite 1708
New York, NY 10013
Phone: 212-219-7783
Facsimile: 212-219-3604

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 14, 2011, we, along with our wholly owned subsidiary Dalian Landmark Energy Technology Co, Ltd (“Dalian Landmark”), entered an Agreement of Rescission (“Rescission Agreement”) with Mr. Te-Hung Chou and Dalian Aquarius Energy Technology U.S.A..Co., Ltd (“Dalian Aquarius”) to rescind the Share/Ownership Transfer Agreement we entered on September 15, 2010. Under the Rescission Agreement, all parties to the Share/Ownership Transfer Agreement rescind, ab initio all of the transactions contemplated by the Share/Ownership Transfer Agreement and all parties agree that all of documents and instruments relating to the Share/Ownership Transfer Agreement dated September 15, 2010, including any and all promissory notes or similar instruments issued by Dalian Landmark to pay Mr. Te-Huang Chou US $ 1,390,000.00 (or RMB 9,424,200Yuan), are hereby terminated, rescinded and rendered null and void, ab initio.

Under the rescinded Share/Ownership Transfer Agreement dated on September 15, 2010, Mr. Te-Hung Chou agreed to transfer to Dalian Landmark thirty percent (30%), non-dilutive, of the total issued and outstanding shares of Dalian Aquarius (“Dalian Ownership”) and Dalian Aquarius agreed to maintain the said Dalian Ownership non-dilutive. In exchange for the Dalian Ownership described above, Dalian Landmark agreed to pay US $ 1,390,000.00 (or RMB 9,424,200Yuan) (“Transfer Price”) to Mr. Te-Hung Chou.  As the parent company of Dalian Landmark, LNDG may issue 500,000 shares of its common stock (“LNDG Shares”) to Mr. Te-Hung Chou as an alternative consideration for the Dalian Ownership. As of January 14, 2011, the actual transfer of the Dalian Ownership described above has not been carried out and none of the parties to the Share/Ownership Transfer Agreement has performed its obligations.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Agreement of Rescission

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Landmark Energy Enterprise, Inc

Date: January 14, 2011	By:	/s/ Yidian Dong
Yidian Dong Director, Chief Executive Officer, Chief Financial Officer